Exhibit 10.1

COMPENSATION OF DIRECTORS
OF
OYO GEOSPACE CORPORATION

Each member of the Board of Directors of OYO Geospace Corporation (the "Company") who is not an employee of the Company is entitled to receive annual compensation for his service as a director of the Company. Up until February 21, 2007, the amount of this compensation offered was $27,500 for each non-employee director. Under the Company's 1997 Non-Employee Director Stock Plan (the "Director Plan"), $15,000 of this annual compensation was payable in shares of common stock, $.01 par value, of the Company (the "Common Stock"), calculated based on the fair market value thereof on the date of issuance. The Company paid the remaining $12,500 in annual director compensation to each non-employee director in cash in four equal quarterly installments.

Additionally, prior to February 21, 2007, pursuant to the Director Plan, each non-employee director serving on the Board following each meeting of stockholders is also entitled to receive the grant of an option to acquire 3,150 shares of Common Stock at the fair market value on the date of that grant (each, an "Annual Option"). Due to the recent rise in the Company's stock price, however, the combination of the value of the Annual Option (as calculated based on the Black-Scholes valuation method prescribed by SFAS 123R) and the $27,500 annual retainer results in an annual payment to non-employee directors at a significantly higher level than in previous years. This increased director compensation expense has an adverse effect on earnings per share.

On February 21, 2007, the Board approved a new compensation structure for non-employee directors, as recommended by the Board's Compensation Committee. Under this new structure, each non-employee director will receive $75,000 in cash, paid in four equal quarterly installments. The chairman of the audit committee will receive an additional $10,000 in cash, paid in four equal quarterly installments. Pursuant to an amendment to the Director Plan adopted at the same meeting, the Annual Options will no longer be granted. The Board also adopted a policy that over the next three years all non-employee directors shall acquire through open market purchases an ownership interest in the Company's Common Stock with an aggregate value of $50,000.

As in past years, Mr. Katsuhiko Kobayashi, a non-employee director of the Company, declined his annual director compensation paid in respect of fiscal year 2007.

All directors of the Company are reimbursed for ordinary and necessary expenses incurred in attending board and committee meetings.